SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2005

INFORTE CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-29239	36-3909334
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

150 North Michigan Avenue, Suite 3400
Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code: (312) 540-0900

(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 15, 2005 Inforte Corp. (“Inforte”) acquired all of the outstanding shares of capital stock of GTS Consulting, Inc. (“GTS”), a marketing analytics services provider based in Atlanta, Georgia, pursuant to the terms of a Stock Purchase Agreement, dated July 15, 2005 (the “Stock Purchase Agreement”), between Inforte and Dr. Glenn Stoops, the owner of all of the outstanding GTS capital stock.

Under the terms of the Stock Purchase Agreement, Inforte paid $2.121 million in cash to Dr. Stoops at closing. As part of the purchase price, Inforte will pay Dr. Stoops an additional $1 million, payable in installments of $500,000 on the first anniversary date of the closing and $500,000 on the second anniversary date. Depending on GTS’s achievement during the 12-month period following the closing of certain revenue levels per customer or of aggregate revenue, Inforte will be further obligated to pay Dr. Stoops an additional $1 million, payable in installments of $500,000 on the third and fourth anniversary dates of the closing, respectively. Post-closing payments to Dr. Stoops under the Stock Purchase Agreement will be made 80% in cash and 20% in unregistered common stock of Inforte, subject to contractual restrictions on resale of such stock by Dr. Stoops for two years after its receipt. The Stock Purchase Agreement contains customary representations, warranties and indemnification by Dr. Stoops. Dr. Stoops will be subject to a three-year covenant not to compete with respect to GTS’s business.

In connection with Inforte’s acquisition of GTS, GTS has entered into an Employment Agreement, dated July 15, 2005 (the “Employment Agreement”), to employ Dr. Stoops as Senior Vice President – Marketing Analytics of GTS for the four-year period ending July 15, 2009. As compensation under the Employment Agreement, Dr. Stoops will receive $200,000 in annual base salary, an annual performance bonus of up to $50,000 based on achievement of certain operating margin objectives, and standard benefits for similarly situated employees. In addition, Dr. Stoops has received $250,000 of Inforte restricted stock, 50% of which will vest on July 15, 2007, 25% of which will vest on July 15, 2008, and the final 25% of which will vest on July 15, 2009, if Dr. Stoops remains employed by GTS or Inforte on such dates. Under the Employment Agreement, Dr. Stoops will be subject, during the term of his employment and for a two-year period after termination of employment, to a covenant not to compete with respect to GTS’ business. The Employment Agreement contains customary termination provisions, including rights of GTS or Dr. Stoops to terminate with or without cause.

A copy of a press release announcing the transaction is included as Exhibit 99.1.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFORTE CORP.
July 15, 2005	By: /s/ Nick Heyes
Nick Heyes
Chief Financial Officer

EXHIBIT INDEX

No.	Description of Exhibit

99.1	Press Release